DUFF & PHELPS ACQUIRES LUMIN EXPERT GROUP TO BUILD GLOBAL INTELLECTUAL PROPERTY PRACTICE

NEW YORK, August 11, 2008 - Duff & Phelps Corporation (NYSE: DUF), a leading independent financial advisory and investment banking firm, today announced that it has acquired the Lumin Expert Group (Lumin). Lumin is a financial consulting firm that specializes in intellectual property dispute support and expert testimony. Financial terms of the transaction were not disclosed.

Lumin performs independent analyses of financial, economic and business issues across a number of industries. Lumin’s services include the assessment of economic damages, expert testimony and business consulting services which include reasonable royalty determinations and strategic consulting in intellectual property licensing matters.

Gerry Creagh, President of Duff & Phelps, said, “I am very excited that this team of well regarded experts is joining Duff & Phelps. Adding a high quality intellectual property and commercial litigation practice is consistent with our corporate mission of protecting, recovering and maximizing value for our clients.”

Lumin has nine employees and is headquartered in Houston, Texas. Lumin will operate under the Duff & Phelps brand and merge with the Duff & Phelps Dispute and Legal Management Consulting business.

Greg Higgins, head of the Dispute and Legal Management Consulting practice, said, “As intellectual property continues to proliferate, so do disputes in connection with ownership and infringement. As a market leader of intellectual property valuation services, the acquisition of Lumin is a natural fit as we build out a global intellectual property practice.”

Thomas Britven, President of Lumin Expert Group, said, “We are very excited to join a firm with the reputation of Duff & Phelps. Our clients will benefit from the firm’s expanded service offering, extensive resources with deep technical and industry expertise and global network. ”

About Duff & Phelps

Duff & Phelps Corporation (NYSE: DUF) is a leading provider of independent financial advisory and investment banking services, supporting client needs principally in the areas of valuation, transactions, financial restructurings and disputes. With more than 1,100 employees serving clients worldwide through offices in North America, Europe and Asia, Duff & Phelps is committed to fulfilling its mission to protect, recover and maximize value for its clients. Investment banking services are provided by Duff & Phelps Securities, LLC. Duff & Phelps Securities, Ltd. is authorized and regulated by The Financial Services Authority. For more information visit www.duffandphelps.com.

Media and Investor Relations Contact:

Marty Dauer
Duff & Phelps
(212) 871-7700
investor.relations@duffandphelps.com